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EXHIBIT 99
                                     Contact:  N. Gregory Petrick
                                               Executive Vice President and CFO

                                               477 East Beaver Avenue
                                               State College, PA 16801-5690
                                               (814) 234-6000

Press Release
FOR IMMEDIATE RELEASE
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                               UNI-MARTS, INC.
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                  ANNOUNCES AGREEMENT WITH PROVIDENT BANK
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                  TO AMEND ITS REVOLVING CREDIT AGREEMENT
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     STATE COLLEGE, PENNSYLVANIA, April 3, 2003 - Uni-Marts, Inc. (AMEX:  UNI)
today announced that it has reached an agreement with The Provident Bank to amend its current revolving credit facility effective April 1, 2003. Specifically, the bank agreed to extend the maturity of the facility from April 20, 2004 to December 31, 2004. The bank also extended the seasonal line of credit increase of $2.0 million, which was to expire on April 30, 2003, to April 30, 2004 and amended certain financial covenants to align them with the Company's strategic plan. Interest rates for borrowings under the facility will remain the same.

     The Company anticipates that it will be in compliance with the covenants under the amended agreement as of its second fiscal quarter, ending
April 3, 2003.

     Henry D. Sahakian, Chairman of the Board, commented, "We are pleased with the changes made to our revolving credit facility and the support of the Pittsburgh office of The Provident Bank, headquartered in Cincinnati, Ohio.
The extension of this credit agreement provides us with the opportunity to continue the implementation of our operational enhancements, as well as our divestiture of certain store locations and non-operating assets. These initiatives are critical components of our overall plan to improve our operating store base, reduce our debt and enhance stockholder value."

     The Company also announced the promotion of Ara M. Kervandjian to President and Stuart W. Sivak to Executive Vice President, Operations. Mr. Kervandjian previously served the Company as Executive Vice President of Strategy and Corporate Development and Mr. Sivak previously served as Senior Vice President, Operations.

     At April 3, 2003, Uni-Marts operated 294 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware, Maryland and Virginia. Self-service gasoline was sold at 238 of these locations.


Certain statements contained in this release are forward looking. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements which include, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; competition and ability to maintain merchandising margins; the sufficiency of cash balances, cash from operations and cash from asset sales to meet future cash obligations; volume of customer traffic; weather conditions; labor costs; and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.